Exhibit 99.1

STONE ARCADE ACQUISITION CORP
ONE NORTHFIELD PLAZA, SUITE 480
NORTHFIELD, IL 60093
TEL: (847) 441-0929

News Release

STONE ARCADE ACQUISITION CORP. ANNOUNCES DATE FOR SPECIAL MEETING

NORTHFIELD, IL. — December 15, 2006 — Stone Arcade Acquisition Corp. (OTCBB:SCDE) announced today it has set December 29, 2006 for a special meeting of stockholders to consider and vote on its previously-announced proposed acquisition of Kraft Papers Business, a division of International Paper Company. Stockholders of record as of November 17, 2006, the record date for the meeting, will be entitled to attend the special meeting and vote on the proposed acquisition and related proposals.

In connection with the proposed business combination, Stone has filed a definitive proxy statement with the SEC. Investors and security holders are advised to read the proxy statement carefully because it contains important information. Investors and security holders may obtain such materials and other documents filed by Stone from the SEC’s web site at www.sec.gov.

Stone and International Paper Company have agreed to extend the termination date of the acquisition until January 5, 2007.

This press release is not a proxy statement or a solicitation of proxies from the holders of common stock of Stone and does not constitute an offer to sell or a solicitation of an offer to purchase any securities of Stone. Any solicitation of proxies will be made only by the proxy statement that will be provided to Stone stockholders. Investors and security holders of Stone are urged to read the proxy material because it contains important information about Stone, KPB and the proposed KPB acquisition.

Stone Arcade Acquisition Corporation is a publicly traded special purpose acquisition company founded in April 2005 that consummated its initial public offering of units in August 2005. Stone Arcade was formed for the purpose of identifying and effecting an asset acquisition or business combination with an unidentified business in the paper, packaging, forest products, and related industries.

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This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about Stone Arcade that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in Stone Arcade’s Securities and Exchange Commission filings. The information set forth herein should be read in light of such risks. Stone Arcade does not assume any obligation to update the information contained in this press release.

Contacts:

For Stone Arcade Acquisition Corporation:

Roger Stone or Matt Kaplan, 847-441-0929